As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-85625

Registration No. 333-102232

Registration No. 333-266016

Registration No. 333-288228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-85625)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-102232)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-266016)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-288228)

UNDER THE SECURITIES ACT OF 1933

LXP INDUSTRIAL TRUST

(Leopard Intermediate LLC, as successor by merger to LXP Industrial Trust)

(Exact name of registrant as specified in its
charter)

Maryland (State or other jurisdiction of incorporation or organization)	225 Liberty St, FL 8, New York, NY 10281-1048 (212) 417-7000	13-3717318 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

LXP Industrial Trust 2022 Equity-Based Award Plan

Lexington Realty Trust Amended and Restated 2011 Equity-Based Award Plan

Lexington Corporate Properties Trust Amended and Restated 2002 Equity-Based Award Plan

Lexington Corporate Properties Trust 1998 Share Option Plan

Lexington Corporate Properties Trust 1993 Stock Option Plan

(Full title of the plans)

c/o Corporation Service Company,

251 Little Falls Drive,

Wilmington, Delaware 19808

(866) 403-5272

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian Scrivani, Esq.
David Perechocky, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of LXP Industrial Trust, a Maryland real estate investment trust (formerly known as Lexington Realty Trust and, prior thereto, Lexington Corporate Properties Trust) (the “Registrant”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common shares of beneficial interest classified as common stock, par value $0.0001 per share (the “Registrant’s Common Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-85625, filed with the SEC on August 20, 1999, registering a total of 1,600,000 shares of the Registrant’s Common Shares, consisting of 800,000 of the Registrant’s Common Shares under the Lexington Corporate Properties Trust 1993 Stock Option Plan and 800,000 of the Registrant’s Common Shares under the Lexington Corporate Properties Trust 1998 Share Option Plan;

•	Registration Statement No. 333-102232, filed with the SEC on December 27, 2002, registering a total of 800,000 shares of the Registrant’s Common Shares under the Lexington Corporate Properties Trust Amended and Restated 2002 Equity-Based Award Plan;

•	Registration Statement No. 333-266016, filed with the SEC on July 5, 2022, registering a total of 6,070,924 shares of the Registrant’s Common Shares under the LXP Industrial Trust 2022 Equity-Based Award Plan, consisting of 4,000,000 newly registered shares of the Registrant’s Common Shares and 2,070,924 of the Registrant’s Common Shares subject to outstanding awards under the Lexington Realty Trust Amended and Restated 2011 Equity-Based Award Plan that were previously registered on Registration Statement No. 333-223399; and

•	Registration Statement No. 333-288228, filed with the SEC on June 23, 2025, registering a total of 5,000,000 shares of the Registrant’s Common Shares under the LXP Industrial Trust 2022 Equity-Based Award Plan, as amended.

On November 2, 2026, the Registrant completed the transactions contemplated by the Agreement and Plan of Merger, dated as of July 19, 2026 (the “Merger Agreement”), by and among the Registrant, Leopard REIT LLC, a Delaware limited liability company (“Parent”), and Leopard Merger Sub LLC, a Maryland limited liability company and wholly owned indirect subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, at the closing, the Registrant merged with and into Merger Sub, with Merger Sub surviving the merger (the “Initial Surviving Entity” and such merger, the “Merger”). Also on November 2, 2026 and following the effective time of the Merger, the Initial Surviving Entity merged with and into Leopard Intermediate LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Intermediate Sub”), with Intermediate Sub surviving (the “Surviving Entity” and such merger, together with the Merger, the “Mergers”). As a result of the Mergers, Parent became the sole member of the Surviving Entity.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on November 2, 2026.

LEOPARD INTERMEDIATE LLC (as successor by merger to LXP Industrial Trust)

By:	/s/ Gautam Huded
Name:	Gautam Huded
Title:	Executive Vice President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.